Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Enters Agreement to Acquire EDI Holdings, Inc.

•	Leading producer of extrusion dies and related equipment expands Nordson offering to global flexible packaging and plastic processing markets

Westlake, Ohio, USA – May 21, 2012 — Nordson Corporation (Nasdaq: NDSN) today announced it has entered into a definitive agreement to acquire Chippewa Falls, Wisconsin-based EDI Holdings, Inc. (Extrusion Die Industries), a leading provider of slot coating and flat polymer extrusion dies for plastic processors and web converters. The $200 million purchase price, subject to adjustment as provided in the purchase agreement, will be financed with availability under an existing $500 million revolving credit facility. The transaction is expected to close during Nordson’s third quarter pending customary closing conditions and regulatory reviews.

EDI employs approximately 317 people, has additional operations in Cologne, Germany and Shanghai, China, and will operate as part of Nordson’s Adhesive Dispensing Systems segment. EDI’s operations include its March 2012 acquisition of Premier Dies Corporation, a complementary provider of slot coating and flat polymer extrusion dies that expands EDI’s product and technology offering. Nordson expects the acquisition of EDI to be accretive to the company’s earnings in the first full year of operation.

“EDI participates in the large and growing global plastics processing equipment industry, and is a clear fit with our strategy of acquiring companies that provide differentiated precision technology at a key part in the supply chain to deliver profitable long-term growth,” said Nordson President and CEO Michael F. Hilton. “Much like Nordson, EDI provides industry-leading products that are critical enabling technologies for end users to optimize productivity and uptime, yet these products are a relatively small portion of the total extrusion systems and coating lines on which they operate. EDI’s strong customer relationships and installed product base also provides multiple recurring revenue opportunities, including upgrades, replacements, or maintenance to existing products.
In addition, EDI complements Nordson’s existing extrusion die product line, providing scale, product breadth and geographic reach to the Verbruggen platform.”

EDI serves a wide range of customers, from Fortune 500 companies to custom plastics processors to extrusion equipment OEMs, who use the company’s custom-designed proprietary extrusion dies, feedblocks and auxiliary equipment to efficiently produce complex polymer products, from multi-layer barrier films for food and beverage flexible packaging to micron-scale coatings for flat panel displays to critical separator films for next-generation batteries. The production of high quality sheets, films and coatings for these applications increasingly requires EDI’s sophisticated processing equipment to control flow rates, thickness and other essential surface characteristics. EDI also provides value-added services such as equipment re-manufacturing, process labs for customers to run pilot tests on new products, and technical support contracts to consult with customers on enhancing productivity and improving uptime.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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